Exhibit 99.1

U.S. Physical Therapy Reports 2010 Results

Initiates Quarterly Dividend and Provides 2011 Earnings Guidance

HOUSTON--(BUSINESS WIRE)--March 3, 2011--U.S. Physical Therapy, Inc. (NasdaqGS:USPH), a national operator of outpatient physical therapy clinics, today reported results for the fourth quarter and year ended December 31, 2010.

U.S. Physical Therapy’s net income for the quarter ended December 31, 2010 increased 81% to $4.1 million from $2.3 million in the fourth quarter of 2009. Diluted earnings per share rose to $.35 from $.19. Included in the quarterly results was a positive adjustment in the income tax provision of $.8 million, or $.07 per diluted share. Excluding the tax adjustment earnings per share would have been $.28.

Net income for the year ended December 31, 2010 increased 33% to $15.6 million as compared to $11.8 million for 2009. Diluted earnings per share increased to $1.32 from $1.00. The results for the year include the tax adjustment described above. Excluding the tax adjustment earnings per share would have been $1.25. In August 2010, the Company raised its 2010 earnings guidance to earnings per share in the range of $1.17 to $1.22.

Fourth Quarter 2010 compared to Fourth Quarter 2009

  Net revenue increased 5.8% from $50,416,000 in the fourth quarter of 2009 to $53,327,000 in the fourth quarter of 2010, due to an increase in average net patient revenue per visit of $3.44, or 3.3%, from $103.92 to $107.36 and an increase of 1.7% in patient visits from 469,000 to 478,000.
  Gross margin increased 40 basis points to 25.3% for the 2010 fourth quarter as compared to 24.9% in the 2009 fourth quarter. Total clinic operating costs were $39,817,000, or 74.7% of net revenue in the fourth quarter of 2010, as compared to $37,873,000, or 75.1% of net revenue, in the 2009 period. Clinic salaries and related costs were 53.4% of net revenue for the 2010 period versus 53.7% for the 2009 period. Rent, clinic supplies, contract labor and other costs as a percentage of net revenue were 19.6% for the 2010 period versus 19.9% for the 2009 comparable period. The provision for doubtful accounts was 1.5% of net revenue in the fourth quarter of 2010 as compared to 1.5% in the 2009 fourth quarter.
  Corporate office costs were $5,709,000, or 10.7% of net revenue, in the fourth quarter of 2010 versus $6,430,000, or 12.8% of net revenue, in the 2009 fourth quarter.
  Operating income increased in the fourth quarter of 2010 by 27.6% to $7,801,000 from $6,113,000 for the 2009 fourth quarter. The operating income margin percentage improved 250 basis points to 14.6% for the fourth quarter of 2010 as compared to 12.1% for the fourth quarter 2009.
  Provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interests was 25.3% for the 2010 fourth quarter and 44.7% for the 2009 fourth quarter. For the 2010 fourth quarter, the income tax provision included a positive adjustment of $814,000 as a result of the reconciliation process of the historical book income tax provision to the various state and federal returns filed. For the 2009 fourth quarter, the results included compensation that was not tax deductible thereby increasing the effective income tax rate.
  Net income attributable to common shareholders in the fourth quarter of 2010 rose 81.1% to $4,147,000 from $2,290,000 in the fourth quarter of 2009. Diluted earnings per share increased to $.35 from $.19.
  Same store revenues for de novo and acquired clinics open for one year or more increased 1.2%. The average net rate per visit increased by 3.1% while same store visits decreased by 1.8%. Revenue and visit percentages were adjusted to reflect equivalent days of operations between periods.
  The Company ended the fourth quarter of 2010 with 392 clinics. During the period, the Company acquired 20 clinics, opened six start-up de novo clinics and closed six clinics.

Year 2010 compared to Year 2009

  Net revenue increased 4.9% from $201,409,000 in 2009 to $211,233,000 in 2010, due to an increase in average net patient revenue per visit of $3.07, or 3.0%, from $102.85 to $105.92 and an increase of 1.5% in patient visits from 1,899,000 to 1,927,000.
  Gross margin increased 80 basis points to 26.5% for 2010 as compared to 25.7% in 2009. Total clinic operating costs were $155,220,000 or 73.5% of net revenue in 2010, as compared to $149,678,000, or 74.3% of net revenue, in 2009. Clinic salaries and related costs as a percentage of net revenue remained constant at approximately 52.5% for both years. Rent, clinic supplies, contract labor and other costs as a percentage of net revenue were 19.4% for 2010 versus 20.1% in 2009. The provision for doubtful accounts was approximately 1.5% of net revenue in 2010 and 1.7% in 2009.
  Corporate office costs were $22,823,000, or 10.8% of net revenue, in 2010 versus $23,479,000, or 11.7% of net revenue, in 2009.
  Operating income increased in 2010 by 17.5% to $33,190,000 from $28,252,000 for 2009. The operating income margin percentage of 15.7% for 2010 was an improvement of 170 basis points as compared to 14.0% for 2009.
  Other income in 2010 included a pre-tax gain of $578,000 in the first quarter from the sale of a five clinic joint venture.
  Provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interests was 36.1% for 2010 and 40.3% for 2009. For 2010, the income tax provision included a positive adjustment of $814,000 as a result of the reconciliation process of the historical book income tax provision to the various state and federal returns filed. For 2009, the results included compensation that was not tax deductible thereby slightly increasing the effective income tax rate.
  Net income attributable to common shareholders in 2010 rose 33.0% to $15,645,000 from $11,767,000 in 2009. Diluted earnings per share increased to $1.32 from $1.00.
  Same store revenues for de novo and acquired clinics open for one year or more increased slightly, 1.3%. The average net rate per visit increased by 2.7% while same store visits decreased by 1.3%. Revenue and visit percentages are adjusted to reflect equivalent days of operations between periods.
  The Company ended 2010 with 392 clinics. During 2010, the Company acquired 25 clinics, opened 19 start-up de novo clinics, closed 15 locations and sold a five clinic joint venture.

Chris Reading, Chief Executive Officer, said, “Last quarter our team put together a strong finish on what was another record earnings year for U.S. Physical Therapy. Our Fit2Wrk and physician services initiatives are bearing good fruit and our balance sheet gives us plenty of room for continued organic and acquisition-related growth. I am proud of our partners as well as our corporate support team for their persistent focus on moving our company forward and producing a fine year in the midst of a difficult economic environment.”

Despite completing two acquisitions in December and three in total during the year, U.S. Physical Therapy closed 2010 with no net debt as the Company’s cash balance at year end was approximately $9.2 million and outstanding borrowings were $6 million.

U.S. Physical Therapy Initiates Dividend

The Company announced that it is initiating a quarterly dividend. USPH shareholders of record as of March 15, 2011 will be paid an initial quarterly dividend of $.08 per share on March 30, 2011.

Larry McAfee, Chief Financial Officer, said “In addition to being a growth company, U.S. Physical Therapy generates significant net cash flow and has very strong balance sheet. The Company is in the unique position to be able to grow internally through the continued development of de novo clinics, to expand externally through acquisitions and to pay a dividend to its shareholders.”

Earnings Guidance for 2011

U.S. Physical Therapy expects the Company’s earnings for the year 2011 to be in the range of $16 million to $16.6 million in net income and $1.35 to $1.40 in diluted earnings per share. This guidance range represents projected earnings from existing operations and excludes potential acquisitions. The figures reflect the reduction in Medicare reimbursement effective January 2011 and the impact from the severe weather in the first quarter this year. The Company does not intend to provide quarterly earnings guidance. The annual guidance figures will not be updated unless there is a material development that causes management to believe that earnings will be significantly outside the given range.

U.S. Physical Therapy's management will host a conference call at 10:30 am Eastern Time, 9:30 am Central Time, on Thursday, March 3, 2011 to discuss the Company’s Fourth Quarter and Year 2010 results. Interested parties may participate in the call by dialing 1-888-335-5539 or 973-582-2857 and enter reservation number 41617160 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 120 days at this website.

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we project. Included among such statements are those relating to opening new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

  changes in Medicare guidelines and reimbursement or failure of our clinics to maintain their Medicare certification status;
  revenue and earnings expectations;
  general economic conditions;
  business and regulatory conditions including federal and state regulations;
  changes as the result of government enacted national healthcare reform;
  availability and cost of qualified physical and occupational therapists;
  personnel productivity;
  competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;
  changes in reimbursement rates or payment methods from third party payors including government agencies and deductibles and co-pays owed by patients;
  maintaining adequate internal controls;
  availability, terms, and use of capital;
  acquisitions and the successful integration of the operations of the acquired businesses; and
  weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see our periodic reports filed with the Securities and Exchange Commission (the "SEC") for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this press release. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement is no longer accurate.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 392 clinics in 42 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, non-surgical treatment of osteoarthritis, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages physical therapy facilities for third parties, including hospitals and physician groups. U.S. Physical Therapy was named to Forbes list of America’s 200 Best Small Companies for 2009.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)

Net patient revenues	$51,278	$48,789	$204,101	$195,322
Management contract revenues and other revenues	2,049	1,627	7,132	6,087
Net revenues	53,327	50,416	211,233	201,409

Clinic operating costs:
Salaries and related costs	28,466	27,081	110,872	105,737
Rent, clinic supplies, contract labor and other	10,444	10,012	40,944	40,502
Provision for doubtful accounts	778	772	3,241	3,348
Closure costs	129	8	163	91
Total clinic operating costs	39,817	37,873	155,220	149,678

Corporate office costs	5,709	6,430	22,823	23,479

Operating income	7,801	6,113	33,190	28,252

Interest and other income, net	3	1	586	8
Interest expense	(41)	(58)	(236)	(352)

Income from operations	7,763	6,056	33,540	27,908
Provision for income taxes	1,405	1,849	8,840	7,934
Net income including noncontrolling interests	6,358	4,207	24,700	19,974

Less: net income attributable to noncontrolling interests	(2,211)	(1,917)	(9,055)	(8,207)
Net income attributable to common shareholders	$4,147	$2,290	$15,645	$11,767

Earnings per share attributable to common shareholders:
Basic	$0.36	$0.20	$1.34	$1.01

Diluted	$0.35	$0.19	$1.32	$1.00

Shares used in computation:
Basic	11,649	11,612	11,638	11,703
Diluted	11,906	11,815	11,870	11,807

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED EARNINGS PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Numerator:
Net income attributable to common shareholders	$4,147	$2,290	$15,645	$11,767

Denominator:
Denominator for basic earnings per share - weighted-average shares	11,649	11,612	11,638	11,703
Effect of dilutive securities - stock options	257	203	232	104
Denominator for diluted earnings per share - adjusted weighted-average shares	11,906	11,815	11,870	11,807

Earnings per share attributable to common shareholders:
Basic	$0.36	$0.20	$1.34	$1.01

Diluted	$0.35	$0.19	$1.32	$1.00

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	December 31,	December 31,
	2010	2009
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$9,179	$6,429
Patient accounts receivable, less allowance for doubtful accounts of $2,190 and $1,830, respectively	24,814	22,300
Accounts receivable - other, less allowance for doubtful accounts of $83 and $42, respectively	1,555	1,331
Other current assets	3,736	2,959
Total current assets	39,284	33,019

Fixed assets:
Furniture and equipment	33,563	31,973
Leasehold improvements	19,590	19,012
	53,153	50,985
Less accumulated depreciation and amortization	39,230	36,646
	13,923	14,339
Goodwill	79,424	57,247
Other intangible assets, net	7,308	5,955
Other assets	922	869
	$140,861	$111,429

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable - trade	$1,237	$1,292
Accrued expenses	12,744	12,459
Current portion of notes payable	250	1,013
Total current liabilities	14,231	14,764
Notes payable	250	-
Revolving line of credit	5,500	400
Deferred rent	966	1,027
Other long-term liabilities	3,531	3,013
Total liabilities	24,478	19,204

Commitments and contingencies

Shareholders' equity:
U. S. Physical Therapy, Inc. shareholders' equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized, 13,893,157 and 13,828,470 shares issued, respectively	139	138
Additional paid-in capital	45,570	43,210
Retained earnings	89,876	75,632
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total U. S. Physical Therapy, Inc. shareholders' equity	103,957	87,352
Noncontrolling interests	12,426	4,873
Total equity	116,383	92,225
	$140,861	$111,429

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Year Ended December 31,
	2010	2009
	(unaudited)
OPERATING ACTIVITIES
Net income including noncontrolling interests	$24,700	$19,974
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	5,667	5,897
Provision for doubtful accounts	3,241	3,348
Equity-based awards compensation expense	1,292	1,573
Loss (gain) on sale of business or fixed assets	(333)	122
Excess tax benefit from exercise of stock options	(336)	(44)
Recognition of deferred rent subsidies	(414)	(492)
Deferred income tax	452	714
Changes in operating assets and liabilities:
(Increase) decrease in patient accounts receivable	(4,169)	165
Increase in accounts receivable - other	(297)	(468)
Decrease (increase) in other assets	206	(855)
(Decrease) increase in accounts payable and accrued expenses	(292)	595
Increase in other liabilities	804	415
Net cash provided by operating activities	30,521	30,944

INVESTING ACTIVITIES
Purchase of fixed assets	(3,673)	(3,876)
Purchase of businesses, net of cash acquired	(18,197)	(1,178)
Acquisitions of noncontrolling interests	(682)	(2,329)
Proceeds on sale of business and fixed assets, net	919	57
Net cash used in investing activities	(21,633)	(7,326)

FINANCING ACTIVITIES
Distributions to noncontrolling interests	(9,580)	(9,438)
Purchase and retire of common stock	(1,401)	(5,586)
Proceeds from revolving line of credit	46,300	24,450
Payments on revolving line of credit	(41,200)	(35,450)
Payment of notes payable	(1,013)	(1,379)
Excess tax benefit from stock options exercised	336	44
Proceeds from exercise of stock options	420	57
Net cash used in financing activities	(6,138)	(27,302)

Net (decrease) increase in cash and cash equivalents	2,750	(3,684)
Cash and cash equivalents - beginning of period	6,429	10,113
Cash and cash equivalents - end of period	$9,179	$6,429

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$7,804	$8,445
Interest	$179	$324
Non-cash investing and financing transactions during the period:
Purchase of business - seller financing portion	$525	$-

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECAP OF CLINIC DEVELOPMENT ACTIVITY

					Number
					of
	Opened	Acquired	Sold	Closed	Clinics

At December 31, 2008					360
First Quarter 2009, March 31, 2009	6	-	-	(1)	365
Second Quarter 2009, June 30, 2009	3	-	-	(2)	366
Third Quarter 2009, September 30, 2009	5	-	-	(4)	367
Fourth Quarter 2009, December 31, 2009	4	-	-	(3)	368
Year Ended, December 31, 2009	18	-	-	(10)	368

First Quarter 2010, March 31, 2010	1	5	(5)	(2)	367
Second Quarter 2010, June 30, 2010	7	-	-	(5)	369
Third Quarter 2010, September 30, 2010	5	-	-	(2)	372
Fourth Quarter 2010, December 31, 2010	6	20	-	(6)	392
Year Ended, December 31, 2010	19	25	(5)	(15)	392

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, Chief Financial Officer, 713-297-7000
or
Chris Reading, Chief Executive Officer, 713-297-7000
or
The Ruth Group
Stephanie Carrington, 646-536-7017
or
Amy Glynn, 646-536-7023